EXHIBIT 99.2
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ENTERPRISE FINANCIAL SERVICES CORP NAMES
ELOISE SCHMITZ AND NEVADA KENT TO BOARD

St. Louis, Mo. February 8. 2017. Enterprise Financial Services Corp (NASDAQ: EFSC) announced today that Eloise Schmitz and Nevada A. "Al" Kent, IV have been named to its Board of Directors.

Eloise Schmitz is the co-founder and principal of LoanNEX in St. Louis, a residential mortgage platform of products and services, including tools for trading loans, portfolio review and market risk/return analytics. She also is owner and partner of Adreon Investments, an investment partnership in three independent restaurants in St. Louis and Indianapolis. Schmitz served in numerous leadership positions at Charter Communications, Inc. including Chief Financial Officer.

Her prior banking experience includes having served at the former Mercantile Bank in St. Louis and the former First Union National Bank in Charlotte, N.C. Schmitz has served on the Enterprise Bank & Trust Board for the last year. She is a member of the Villa Duchesne Oak Hill School Board of Trustees and a graduate of Tulane University.

Al Kent currently is adjunct professor of accounting and director of the United Way Board of Fellows Program in the Olin Business School Center at Washington University in St. Louis.  Previously, he served in numerous leadership positions at PricewaterhouseCoopers.

Kent is a member of the Greater St. Louis Council-Boy Scouts of America Board of Directors, Executive Committee and Compensation Committee, and he serves as VP of Programs and Operations. He also is on the board of the Gateway Region YMCA and Variety-The Children's Charity. Kent is a graduate of Tennessee Technological University.

"We're thrilled that Eloise and Al are joining our board," said Board Chairman John S. Eulich. They bring tremendous experience and industry knowledge that complement our strategy moving forward. They will provide a valuable perspective to the board as Enterprise continues to grow and evolve as a regional financial organization."

About Enterprise

Enterprise Financial Services Corp (NASDAQ: EFSC), with approximately $4.1 billion in assets, is a bank holding company headquartered in Clayton, Mo. Enterprise Bank & Trust operates 16 branch offices in the St. Louis, Kansas City and Phoenix metropolitan areas. EFSC offers a range of business and personal banking services, and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management, and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at enterprisebank.com.